Exhibit 99.1
OncoGenex Reports Second Quarter Financial Results
Conference Call on Thursday, August 5, 2010 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, August 5, 2010 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI) today reported unaudited financial results for the three and six months ended June 30, 2010 and reviewed the Company’s highlights for the second quarter of 2010.
The Company reported net income of $0.2 million for the quarter ended June 30, 2010. Net loss before income taxes for the quarter ended June 30, 2010 was $2.8 million. As of June 30, 2010, cash and investment securities totalled $47.3 million, a decrease of $0.3 million from the March 31, 2010 balance of $47.6 million. Management believes existing cash and investment securities will provide adequate resources to fund the Company’s currently planned operations into mid-2012.
“At OncoGenex we are committed to developing new cancer therapies, such as OGX-011/TV-1011 (custirsen) and OGX-427, which we believe have the potential to reduce treatment resistance and thereby increase the efficacy of various therapeutic agents used in numerous cancer indications,” said Scott Cormack, president and chief executive officer of OncoGenex. “Despite the number of new treatment options for patients with advanced prostate cancer, many patients will eventually develop treatment resistance and their disease will progress.”
Cormack added, “Our partnership with Teva Pharmaceuticals has financed a robust clinical trial program for custirsen and provided us with the cash to fund operations into mid-2012, while retaining royalty rates which we estimate at the higher tiers could approach economics seen in profit-sharing arrangements. We’re now focusing on advancing OGX-427 to more fully realize its diverse potential. We are currently evaluating various alternatives, including partnering, which would allow us to expand the OGX-427 development plan beyond the ongoing Phase 1 bladder cancer trial and the randomized Phase 2 prostate cancer trial planned to initiate later this year.”
Recent Accomplishments and Anticipated Milestones
Custirsen
•	In partnership with Teva, we initiated the international Phase 3 Prostate Cancer SATURN trial evaluating custirsen with docetaxel retreatment as second-line therapy in castrate-resistant prostate cancer (CRPC). The SATURN trial will be conducted in approximately 50 cancer centers and will enroll approximately 300 men who have previously responded to first-line docetaxel therapy, but subsequently have disease progression that involves prostate cancer-related pain despite opioid usage.

•	Two additional Phase 3 trials will be initiated evaluating custirsen in first-line treatment of metastatic CRPC and first-line treatment of advanced, unresectable non-small cell lung cancer (NSCLC). Both trials will be in combination with chemotherapy and will assess overall survival as the primary endpoint.

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OGX-427
•	Final results from a Phase 1 trial of OGX-427 were announced at the ASCO 2010 Annual Meeting. OGX-427 is designed to reduce levels of Hsp27, a heat shock protein that is over-produced in response to many cancer treatments including hormone ablation therapy, chemotherapy, and radiation therapy. Results demonstrated that OGX-427 was safe and well tolerated as monotherapy, as well as in combination with docetaxel. In addition, when OGX-427 was used as a single agent there were declines in circulating tumor cells in patients at all doses and in all diseases evaluated, as well as evidence of reduction in tumor markers in prostate and ovarian cancer.

•	Partnering discussions and assessment of other opportunities to expand the development plan into additional randomized Phase 2 trials will continue.

•	A Phase 1 trial in bladder cancer is currently underway.

•	A randomized Phase 2 trial in CRPC is expected to initiate later this year.
Financial Results
Under our Collaboration Agreement with Teva relating to our contribution to the custirsen Phase 3 development plan, we earned Collaboration Revenues of $1.7 million and $6.4 million, respectively, for the three and six months ended June 30, 2010, compared to no revenues in the corresponding periods of 2009. Of the revenues in the second quarter, $362 thousand is reimbursable from Teva on a cash basis and is included on the Company’s balance sheet as amounts receivable at June 30, 2010. As of June 30, 2010, $24.1 million of the upfront payment received from Teva was included on the Company’s balance sheet as deferred collaboration revenue which we are amortizing over the expected performance period of our deliverables under our agreement. We currently expect this performance period to end in the fourth quarter of 2012.
Research and development expenses for the three and six months ended June 30, 2010 were $3.1 million and $9.5 million, respectively, compared to $3.6 million and $5.3 million, respectively, in the corresponding periods of 2009. The increased research and development expenses recorded in the six months ended June 30, 2010 are the result of increased expenses relating to OncoGenex’s contribution to the custirsen Phase 3 clinical trials. The lower research and development expenses in the second quarter of 2010 as compared with the second quarter of 2009 are the result of a $0.5 million non-cash expense included in research and development expenses in the second quarter of 2009.
General and administrative expenses for the three and six months ended June 30, 2010 were $1.5 million and $2.8 million, respectively, compared to $1.0 million and $1.8 million, respectively, in the corresponding periods of 2009. The increases in 2010 were due mainly to higher employee expenses including severance charges, professional fees for legal and accounting services, employee recruitment costs and stock based compensation expense.
An income tax recovery of $3.0 million was recorded in the second quarter of 2010, as the Company received approval from the Israel Tax Authority (ITA) for its request for a withholdings tax exemption on amounts received from Teva in relation to the Collaboration Agreement. In the fourth quarter of 2009, the Company had recorded a $3.0 million liability recognizing this amount as an uncertain tax position. Following this approval from the ITA, this liability was released.

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The net income for the second quarter was $0.2 million compared to a $4.6 million net loss in the same period 2009. For the six months ended June 30, 2010 the net loss decreased to $2.9 million from $7.0 million in 2009.
The Company had $47.3 million in cash and investment securities as of June 30, 2010, compared to $64.6 million at December 31, 2009. The decrease in cash and investment securities is primarily due to costs incurred relating to the custirsen development plan, and the $10 million payment made to Isis in the first quarter of 2010. For 2010, we anticipate ending the year with cash, cash equivalents, short-term investments, and amounts receivable of between $32 million and $34 million.
The Company had 6,444,273 shares outstanding as of August 5, 2010.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today to provide a business update and discuss the second quarter results. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceuticals have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, OGX-011/TV-1011 (custirsen). Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011; OGX-427 is in Phase 1 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.
OncoGenex’s Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities, the potential benefits of our product candidates, our key 2010 objectives, expectations regarding accrual of clinical trials and timing of release of results of studies, and our anticipated future expenses, revenues,

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reimbursements, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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Condensed Consolidated Statements of Operations
(unaudited)
(in thousands)

	Three months		Six months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Collaboration revenue	$1,701	$—	$6,401	$—

Operating expenses
Research and development	3,079	3,588	9,459	5,282
General and administrative	1,475	1,003	2,825	1,785
Total operating expenses	4,554	4,591	12,284	7,067
Other income (expense)	7	34	(7)	91
Loss for the period before taxes	2,846	4,557	5,890	6,976
Income tax expense (recovery)	(3,000)	6	(3,000)	(4)
Net income (loss)	$154	($4,563)	($2,890)	($6,972)

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Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$47,304	$64,568
Restricted cash	502	—
Amounts receivable	413	3,109
Prepaid and other current assets	2,341	722
Property, equipment and other assets	582	581

Total assets	51,142	$68,980

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	1,667	$14,453
Deferred collaboration revenue	24,135	26,528
Other current liabilities	1,278	1,328
Long term liabilities	3,163	3,712
Stockholders’ equity	20,899	22,959

Total liabilities and stockholders’ equity	51,142	$68,980

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Canale Communications
(619) 849-6005
Jason@canalecomm.com

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